As filed with the Securities and Exchange Commission on August 5, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHEMTURA CORPORATION

(DEBTOR-IN-POSSESSION)

(Exact name of registrant as specified in its charter)

Delaware	2820	52-2183153
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1818 Market Street, Suite 3700, Philadelphia, PA 19103

199 Benson Road, Middlebury, CT 06749

(203) 573-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Billie S. Flaherty

Senior Vice President, General Counsel and Secretary

Chemtura Corporation

199 Benson Road

Middlebury, CT 06749

(203) 573-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Robert M. Hayward, P.C.

Theodore A. Peto

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

(312) 862-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Rights to purchase common stock, par value $0.01 per share		$N/A(2)	$0
Common stock, par value $0.01 per share, issuable upon exercise of rights		$100,000,000(3)	$7,130.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	No separate consideration will be received for the rights to purchase shares of common stock to be distributed to the owners of common stock on the record date.
(3)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued pursuant to this registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

(NOT PART OF THE PROSPECTUS)

This registration statement relates to the proposed rights offering to eligible holders of common stock (including equivalent interests) in Chemtura Corporation (“Chemtura”), a Delaware corporation, for the new common stock of reorganized Chemtura. On March 18, 2009, Chemtura and its 26 U.S. subsidiaries (the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On July 9, 2010, the Debtors filed with the Bankruptcy Court a revised joint plan of reorganization (the “Plan”) and accompanying disclosure statement. The Bankruptcy Court approved the disclosure statement on                     , 2010. A hearing on confirmation of the Plan is scheduled for September 16, 2010.

The holder of an “equivalent interest” means an eligible holder as of the rights offering record date of any share of common stock, preferred stock or other instrument evidencing an ownership interest in any of Chemtura, whether or not transferable, and any option, warrant or other right, contractual or otherwise, to acquire any such interest in Chemtura that existed before the effective date of the Plan, any phantom stock or other similar stock unit provided pursuant to Chemtura’s prepetition employee compensation programs and any claim related to the purchase of interests subject to subordination pursuant to section 510(b) of the U.S. Bankruptcy Code (the “Bankruptcy Code”). Unless otherwise noted or the context otherwise suggests, references in this registration statement to rights offered to eligible holders of Chemtura’s common stock include eligible holders of equivalent interests.

Through the Plan, Chemtura intends to deleverage its balance sheet and improve liquidity, simplify its corporate structure, and reduce its environmental and other liabilities. To effectuate Chemtura’s restructuring and emergence from bankruptcy as a viable company, the Plan provides for the treatment of claims of creditors and interests of equity holders. In developing the Plan, the Debtors engaged in good faith negotiations with the statutory committee of unsecured creditors (the “Creditors’ Committee”), the committee of equity security holders (the “Equity Committee”) and an ad hoc committee representing certain holders of the Debtors notes and unsecured lender claims (the “Ad Hoc Bondholders’ Committee”). In furtherance of the restructuring, Chemtura also proposes to raise new equity capital through the rights offering to be implemented under the Plan, as described herein and in the disclosure statement.

Under the rights offering, Chemtura is not required to make distributions of fractional shares of new common stock. Therefore, only eligible holders owning the requisite number of shares of common stock will be entitled to participate in the offering.

It is expected that this registration statement will become effective prior to the effective date of the Plan. Therefore, except as otherwise noted or suggested by context, all references to our “new common stock” and the capitalization of Chemtura contained in this registration statement mean our new common stock to be outstanding and the capitalization of Chemtura following the effectiveness of the Plan, and all references to our “common stock” mean our common stock outstanding prior to such date.

In addition, the financial information incorporated by reference into this registration statement reflects the historical consolidated results of operations and financial condition of Chemtura for the periods presented. That financial information does not reflect, among other things, any effects of the transactions contemplated by the Plan or any fresh-start accounting if required. Upon emergence from Chapter 11, Chemtura may be required to adopt fresh start accounting based on a measurement immediately before emergence of the reorganization value of its assets compared to its total liabilities. If liabilities exceed the reorganization value of its assets, we will be required to record Chemtura’s assets and liabilities at fair value as of the emergence date in accordance with fresh-start accounting. The fair value of Chemtura’s assets and liabilities as of such date may differ materially from the recorded values of assets and liabilities on the historical consolidated results of operations and financial condition of Chemtura. Further, if fresh start accounting is required, the financial results and balance sheet of Chemtura after the application of fresh start accounting may not be comparable to historical trends.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated August 5, 2010

Rights Offering for              Shares of New Common Stock

CHEMTURA CORPORATION

(Debtor-in-Possession)

We are distributing rights to subscribe for                      shares of our new common stock to eligible holders of our common stock. If you are an eligible holder of at least                      shares of common stock as of                     , 2010, you may be eligible to subscribe, on a pro rata basis, for a portion of the up to                      shares of our new common stock reserved for issuance in this rights offering at $                     per share.

The rights expire at 5:00 p.m. (EDT) on                     , 2010, unless the exercise period is extended by us. We currently do not intend to extend the exercise period. Any rights unexercised at the end of the exercise period will expire without any payment, in respect of such rights, to the holders of those unexercised rights. You should carefully consider whether to exercise your rights prior to the expiration of the rights offering. The manner in which rights may be exercised is described in detail under the heading “The Rights Offering—Exercise of Rights.” If you intend to exercise your rights, you should be careful to comply with these procedures.

We anticipate that our new common stock will be listed on                      under the symbol “            .”

This rights offering is subject to the confirmation of our Plan and holders of Class 13a interests voting in favor of the Plan. The use of proceeds from the rights offering is described under the heading “Use of Proceeds.”

Investing in our new common stock involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

As permitted under the rules of the Securities and Exchange Commission, this prospectus incorporates important business information about Chemtura Corporation that is contained in documents that we have previously filed with the Securities and Exchange Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Securities and Exchange Commission at www.sec.gov, as well as other sources. See “Incorporation By Reference of Certain Documents.”

You may also obtain copies of the incorporated documents, without charge, upon written or oral request to the office of our Corporate Secretary, Chemtura Corporation, 199 Benson Road, Middlebury, CT 06749.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 (which includes exhibits) that we filed with the Securities and Exchange Commission (“SEC”) covering the rights and the shares of our new common stock to be issued upon exercise of the rights. This prospectus does not contain all information contained in the registration statement, certain parts of which are omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and amendments thereto can be read and reviewed on the SEC’s website located at www.sec.gov or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

On March 18, 2009, Chemtura and its 26 U.S. subsidiaries (the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On July 9, 2010, the Debtors filed with the Bankruptcy Court their revised joint plan of reorganization and accompanying disclosure statement (the “Plan”). The Bankruptcy Court approved the disclosure statement on                     , 2010. A hearing on confirmation of the Plan is scheduled for September 16, 2010.

Eligible holders of common stock are acquiring their shares covered by this prospectus pursuant to the Plan, which is more fully described herein and in the documents incorporated by reference herein.

In connection with the Plan, the Debtors were required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and the ability of the Debtors to continue operations upon emergence from Chapter 11. These projections should not be considered or relied upon in connection with the purchase of our new common stock. Neither the projections nor any version of the disclosure statement were prepared for the purpose of any offering of our new common stock and have not been, and may not be, updated on an ongoing basis. The projections reflect numerous assumptions concerning our anticipated future performance and prevailing and anticipated market and economic conditions at the time they were prepared that were and continue to be beyond our control and that may not materialize. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks, including those risks discussed under “Risk Factors” in this prospectus and in the documents incorporated by reference herein.

In addition, while the projections reflect estimates concerning the reorganization and related transactions pursuant to the Plan, the projections do not reflect the comprehensive implementation of “fresh start” accounting pursuant to Accounting Standards Codification (“ASC”) Section 852-10-45, Reorganizations – Other Presentation Matters. As discussed in detail in the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information,” our emergence from Chapter 11, the implementation of the Plan and the potential application of fresh-start accounting may affect our future reported results of operations and make it difficult to compare our historical, pre-emergence results of operations and balance sheets with those that we report in the future. The application of fresh-start accounting may impact our net income for several months due to the mark-up of inventory as of the emergence date, but will not have an effect on our cash generated from operations.

As noted in the unaudited pro forma condensed consolidated financial statements, the estimated effects of the application of fresh-start accounting, if required, are preliminary and have been made solely for purposes of developing the Unaudited Pro Forma Condensed Consolidated Financial Information. Fresh-start accounting requires the adjustment of all asset and liabilities of the Company to “fair-value” as of the date of emergence. Updates to such preliminary valuations will be completed as of the emergence date and, to the extent such updates reflect valuations different than those used in the Unaudited Pro Forma Condensed Consolidated Financial Information, there may be adjustments in the fair values of certain assets such as property, plant and equipment and inventory. To the extent actual valuations and allocations differ from those used in calculating the Unaudited Pro Forma Condensed Consolidated Financial Information, these differences will be reflected on our balance sheet upon emergence under fresh-start accounting and may also affect the cost of goods sold in the months following the date of emergence that would be recognized in the statement of operations post-emergence from bankruptcy.

It is expected that the registration statement of which this prospectus forms a part will become effective prior to the effective date of the Plan. Therefore, except as otherwise noted or suggested by context, all references to our “new common stock” and the capitalization of Chemtura contained in this prospectus mean our common stock to be outstanding and the capitalization of Chemtura following the effective date of the Plan and all references to our “common stock” mean our common stock outstanding prior to such date.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the year ended December 31, 2009, as amended by Form 10-K/A filed on April 29, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and

•

our Current Reports on Form 8-K filed on January 15, 2010 (only with respect to Item 1.01), January 25, 2010, February 5, 2010, February 25, 2010 (only with respect to Item 1.01), March 16, 2010 (only with respect to Item 5.02), April 13, 2010, May 6, 2010, June 7, 2010, July 26, 2010 (as amended on July 28, 2010) and July 30, 2010.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.chemtura.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Chemtura Corporation

199 Benson Road

Middlebury, CT 06749

Attention: Corporate Secretary

(203) 573-2000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus and the documents incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Prospectus Summary” and “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Prospectus Summary” and “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	the ability to complete a restructuring of our balance sheet;

•	the ability to have the Bankruptcy Court approve motions required to sustain operations during the Chapter 11 cases;

•	the uncertainties of the Chapter 11 restructuring process including the potential adverse impact on our operations, management, employees and the response of our customers;

•	our estimates of the cost to settle proofs of claim presented in the Chapter 11 cases;

•	the ability to confirm and consummate a Chapter 11 plan of reorganization;

•	the ability to be compliant with our debt covenants or obtain necessary waivers and amendments;

•	the ability to reduce our indebtedness levels;

•	general economic conditions;

•	significant international operations and interests;

•	the ability to obtain increases in selling prices to offset increases in raw material and energy costs;

•	the ability to retain sales volumes in the event of increasing selling prices;

•	the ability to absorb fixed cost overhead in the event of lower volumes;

•	pension and other post-retirement benefit plan assumptions;

•	the ability to improve profitability in our Industrial Engineered Products segment as the general economy recovers from the recession;

•	the ability to implement the El Dorado, Arkansas restructuring program;

•	the ability to obtain growth from demand for petroleum additive, lubricant and agricultural product applications;

•

the ability to restore profitability levels in our Chemtura AgroSolutionsTM segment as demand conditions recover in the agrochemical market. Additionally, demand for the Chemtura AgroSolutionsTM Products segment is dependent on disease and pest conditions, as well as local, regional, regulatory and economic conditions;

•	the ability to sell methyl bromide due to regulatory restrictions;

•	changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Performance Products and Chemtura AgroSolutionsTM segments;

•	changes in the availability and/or quality of our energy and raw materials;

•	the ability to collect our outstanding receivables;

•	changes in interest rates and foreign currency exchange rates;

•	changes in technology, market demand and customer requirements;

•	the enactment of more stringent U.S. and international environmental laws and regulations;

•	the ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;

•	the ability to recover our deferred tax assets;

•	the ability to support the goodwill and long-lived assets related to our businesses; and

•	other risks and uncertainties detailed in our filings with the Securities and Exchange Commission.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in, or incorporated by reference into, this prospectus are made only as of their respective dates. We do not undertake and expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q: Who is eligible to participate in the rights offering?

A: If you hold at least                      shares of common stock as of the record date, you are eligible to participate in the rights offering.

Q: What is a right?

A: Each right entitles its holder to purchase one share of new common stock.

Q: What was the record date for the rights offering?

A: The record date for the rights offering was                     , 2010.

Q: How many rights am I receiving?

A: You are receiving one right for every                      shares of common stock that you own. No eligible holder, however, will be granted or allowed to exercise any fractional rights.

Q: How much does a right cost?

A: The rights are being distributed to you pursuant to the terms of our Plan, initially filed with the bankruptcy court on June 17, 2010. The rights are being distributed to you free of charge.

Q: What is the exercise price?

A: The exercise price is $                     per share. This price was set by agreement among the company and the representatives of its various stakeholder constituencies. If the rights offering is fully subscribed, the exercise price is consistent with our New Chemtura Total Enterprise Value (as such term is defined in the Plan).

Q: May I transfer my rights if I do not want to purchase any shares?

A: No. The rights are not transferable unless you properly sell your common stock prior to the applicable record date, in which case the rights will be transferred to the transferee accordingly.

Q: May I sell my rights?

A: No. You may not sell your rights unless you properly sell your common stock prior to the applicable record date, in which case the rights will be transferred to the transferee accordingly.

Q: Are there any conditions which must be satisfied for the rights offering to occur?

A: Yes. The rights offering is conditioned, among other matters, upon confirmation of the Plan and holders of Class 13a interests voting to approved the Plan. In the event that the Plan is not confirmed or Class 13a claimants vote to reject the Plan, under no circumstances shall any holder of shares of common stock have any rights to participate in the rights offering. In that event, all rights exercise forms received by the subscription agent shall be null and void and any payments received by the subscription agent will be refunded, without interest, to the eligible holders as soon as reasonably practicable after the effective date of the Plan. Under no circumstances shall any holder of common stock that is not entitled to vote on the Plan be eligible to participate in this rights offering.

Q: How will you use the proceeds from the rights offering?

A: In accordance with the settlement reached between Chemtura and its major stakeholders, as more fully described herein and in the disclosure statement, the proceeds of the rights offering will be used to partially fund distributions pursuant to the Plan.

Q: When will the rights offering commence?

A: The rights offering will commence on the day that rights exercise forms are mailed to eligible holders.

Q: How do I exercise my rights?

A: The procedure for exercising your rights depends on whether you are a registered holder of common stock or hold your stock through a bank or brokerage firm.

If you are a registered holder of common stock, to exercise your rights, you must complete the rights exercise form, by indicating the total number of shares that you want to exercise (which includes the initial pro rata number of shares that a participant is entitled to subscribe for plus any additional shares that such participant subscribes for if the rights offering is undersubscribed) by the expiration deadline. Thereafter, the subscription agent will create an invoice indicating the total number of shares you have subscribed for, the amount owed for such shares and the payment instructions (including the payment deadline) for these shares. And, upon receiving the subscription invoice with the total exercise price listed, you must arrange for payment of the total exercise price to the subscription account, either by wire transfer or by certified bank or cashier’s check to be received by the subscription agent on or prior to the payment deadline.

If you hold shares of common stock through a nominee, you must provide instructions to your bank, broker, or other nominee or agent on the number of initial and additional shares that you want to exercise, and that firm must effect the subscription on your behalf prior to the subscription deadline and payment on your behalf on or prior to the payment deadline.

Q: Do I have to exercise my rights in full?

No. You are in no way obligated to exercise your rights in full. Any lesser amount will be accepted. Notwithstanding the foregoing, no eligible holder, however, will be granted or allowed to exercise any fractional rights.

Q: When will I receive the shares I am purchasing by exercising my rights?

A: If you properly exercise your rights, you will be deemed to own the shares immediately on the effective date of our Plan and the registration statement of which this prospectus is a part. If you hold shares through a broker, any shares you purchase will be delivered electronically to the broker. We will not issue share certificates. Instead, your purchase will be recorded on our books and records as maintained by the company’s transfer agent.

Q: When do the rights expire?

A: The rights expire, if not exercised, 5:00 p.m. (EDT) on                     , 2010, unless the exercise period is extended by us. We currently do not intend to extend the exercise period. See “The Rights Offering—Commencement/Expiration of the rights offering.”

Q: Am I required to exercise my rights?

A: No. However, if you do not exercise your rights prior to the expiration of the rights offering you will lose any value represented by the rights.

Q: What happens if I do not exercise my rights?

A: If you do not exercise your rights prior to the expiration of the rights offering, your rights will expire and shares of new common stock for which your rights were exercisable, but were not exercised, may be purchased by other eligible holders as part of their oversubscription option.

Q: If I exercise my rights in the rights offering, may I withdraw the exercise?

A: No.

Q: May I subscribe for more than my pro rata share of the new common stock being offered in the rights offering?

A: Yes. If any of the eligible holders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible holders may elect to subscribe for the unsubscribed shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing holders may purchase will be reduced on a pro rata basis.

Q: Is there a risk that the rights offering will not be consummated?

A: Yes. All exercises of rights are subject to and conditioned upon the confirmation of the Plan and the occurrence of the effective date of the Plan. Furthermore, the rights offering is conditioned upon holders of Class 13a interests voting to accept the Plan.

Q: If the rights offering are not consummated, will my payment be refunded to me?

A: Yes. If the rights offering are not consummated, you will be returned your exercise payments, without interest, as soon as practicable.

Q: Will I be charged a sales commission or a fee if I exercise my rights?

A: No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. If you exercise your rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or nominee.

Q: What will happen to the common stock I currently own?

A: All holders of common stock will have those shares cancelled and be of no further force or effect as of the effective date of our Plan and the registration statement of which this prospectus is a part.

Q: Have you or your board of directors made a recommendation as to whether I should exercise my rights?

A: No. Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights. You should make those decisions based upon your own assessment of your best interests.

Q: What are the U.S. federal income tax consequences of the rights offering to me?

A: You generally should not recognize gain or loss on the receipt or exercise of your rights for U.S. federal income tax purposes, though you may recognize a loss on their lapse. You should consult your tax advisor as to the particular tax consequences to you of the receipt of rights in the rights offering and the exercise or lapse of the rights, including the applicability of any state, local or non-U.S. tax laws.

Q: What should I do if I have other questions?

A: If you have any questions about, or require assistance regarding, the procedure for exercising your rights, including the procedure if you have lost your rights exercise form or would like additional copies of this prospectus, or questions about whether your completed rights exercise form or payment has been received, please contact:

Epiq Bankruptcy Solutions

757 Third Avenue, 3rd Floor

New York, New York 10017

For a more complete description of the rights offering, see “The rights offering.”

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

In this prospectus, except as otherwise indicated or as the context otherwise requires, “Chemtura,” “we,” “our” and “us” refer to Chemtura Corporation, a Delaware corporation. In the discussion of our business in this prospectus, “we,” “our” and “us” also refer to our subsidiaries.

Our Company

We are a leading diversified global developer, manufacturer and marketer of performance-driven engineered specialty chemicals. Most of our products are sold to industrial manufacturing customers for use as additives, ingredients or intermediates that add value to their end products. Our agrochemical products are sold through dealers and distributors to growers and others. Our pool, spa and household chemical products are sold through local dealers, large retailers, independent retailers and mass merchants. Our operations are located in North America, Latin America, Europe and Asia. In addition, we have important ventures primarily in the United States and the Middle East, but also in Asia and Europe. We are committed to global sustainability through “green technology” and developing engineered chemical solutions that meet our customers’ evolving needs.

Our principal executive offices are located at 199 Benson Road, Middlebury, CT 06749 and 1818 Market Street, Suite 3700, Philadelphia, PA 19103 and our telephone number is (203) 573-2000.

The Plan of Reorganization

On March 18, 2009, we and our 26 U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. The cases were consolidated for joint administration purposes only and were assigned a lead case number 09-11233(REG). Our non-U.S. subsidiaries and certain U.S. subsidiaries were not included in the Chapter 11 filing.

On June 17, 2010, the Debtors filed the Plan and related disclosure statement with the Bankruptcy Court. On July 9, 2010 and July 20, 2010, the Debtors filed revised versions of the Plan and disclosure statement with the Bankruptcy Court. The Bankruptcy Court approved the disclosure statement on                     , 2010. A hearing on confirmation of the Plan is scheduled for September 16, 2010.

Through the Plan, we intend to deleverage our balance sheet and improve liquidity, simplify our corporate structure, and reduce our environmental and other liabilities.

To effectuate our restructuring and emergence from Chapter 11 as a viable company, the Plan provides for the treatment of claims of creditors and interests of equity holders. In developing the Plan, the Debtors engaged in good faith negotiations with the statutory committee of unsecured creditors (the “Creditors’ Committee”), the committee of equity security holders (the “Equity Committee”) and an ad hoc committee representing certain holders of the Debtors notes and unsecured lender claims (the “Ad Hoc Bondholders’ Committee”). In furtherance of the restructuring, we also propose to raise new equity capital through the rights offering to be implemented under the Plan, as described herein and in the disclosure statement.

The Plan organizes claims against the Debtors’ into classes according to their relative priority and certain other criteria. For each class, the Plan describes (a) the underlying claim or interest, (b) the recovery available to the holders of claims or interests in that class under the Plan, (c) whether the class is “impaired” under the Plan, meaning that each holder will receive less than the full value on account of its claim or interest or that the rights of holders under law will be altered in some way (such as receiving stock instead of holding a claim) and (d) the form of consideration (e.g., cash, stock or a combination thereof), if any, that such holders will receive on account of their respective claims or interests. Distributions to creditors under the Plan generally will include a combination of common shares in the capital of the reorganized Company authorized pursuant to the Plan, cash, reinstatement or such other treatment as agreed between the Debtors and the applicable creditor. Certain creditors will be eligible to elect, when voting on the Plan, to receive their recovery in the form of the maximum available amount of cash or the maximum available amount of new common stock. Distributions, if any, under the Plan to holders of interests in us will include shares of new common stock and, potentially, cash, based on whether holders of interests in us vote to accept or reject the Plan.

The Plan provides that if holders of interests in us vote as a class to accept the Plan, they will receive their pro rata share (determined with respect to all holders of interests in us) of 5% of new common stock, plus the right to participate in this rights offering with a value of up to $100 million, if fully subscribed, at a price consistent with the total enterprise value of the reorganized Debtors under the Plan. If, however, holders of interests in us vote as a class to reject the Plan, they will receive their pro rata share of value available for distribution, if any, after all allowed claims have been paid in full and certain disputed claims reserves have been established in accordance with the terms of the Plan. All new common stock distributed under the Plan to holders of claims and, if applicable, interests, including new common stock distributed in connection with the rights offering, shall be subject to dilution by certain of our incentive plans.

Under the rights offering, we are not required to make distributions of fractional shares of new common stock. Therefore, only eligible holders owning the requisite number of shares of common stock will be entitled to participate in the offering. The Plan is subject to approval by the Bankruptcy Court in accordance with the bankruptcy code as well as various other conditions and contingencies, some of which are not within our control. We cannot provide any assurance that any plan of reorganization ultimately confirmed by the Bankruptcy Court will be consistent with the terms of the Plan. Although the Plan provides for our emergence from bankruptcy as a going concern, there can be no assurance that the Plan, or any other plan of reorganization, will be confirmed by the Bankruptcy Court or that any such plan will be implemented successfully.

The Rights Offering

Through the rights offering, eligible holders of at least                      shares of common stock will be entitled to purchase, on a pro rata basis, a portion of the                      shares of new common stock reserved for issuance in this rights offering for an exercise price of $                     per share. If any of the eligible holders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible holders may elect to subscribe for the unsubscribed shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing stockholders may purchase will be reduced on a pro rata basis.

Notwithstanding anything to the contrary, under no circumstances shall any holder of common stock that is not entitled to vote on the Plan be eligible to participate in this rights offering. Notwithstanding anything contained in the Plan to the contrary, in the event that Class 13a claimants vote to reject the Plan, under no circumstances shall any holder of shares of common stock have any rights to participate in the rights offering, all rights exercise forms received by the subscription agent shall be null and void and any payments received by the subscription agent will be refunded, without interest, to the eligible holders as soon as reasonably practicable after the effective date of the Plan.

In accordance with the settlement reached between us and our major stakeholders, all of the proceeds that we receive from the rights offering, which are expected to be up to approximately $100 million, will be used to partially fund distributions pursuant to the Plan. The registration statement of which this prospectus forms a part relates to the proposed sale of new common stock offered by us under the rights offering.

THE RIGHTS OFFERING

Securities Offered

Each eligible holder shall be entitled to purchase up to its pro rata share of the                      shares of new common stock made available pursuant to the rights offering. In addition, if the rights offering is under-subscribed, eligible holders through the exercise of additional rights may elect to purchase additional shares, provided that they have already exercised the maximum amount of their initial rights.

If any of the eligible holders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible holders may elect to subscribe for the unsubscribed shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that each oversubscribing holder may purchase will be reduced on a pro rata basis.

Exercise Price	$ per share.

Record Date	, 2010.

Expiration Date	The rights expire, if not previously exercised, at 5:00 p.m. (EDT) on , 2010, unless the exercise period is extended by us. We currently do not intend to extend the exercise period.

Use of Proceeds	The proceeds from the rights offering will be up to approximately $100 million, which will be used to partially fund distributions pursuant to the Plan.

Transferability of Rights	Pursuant to the Plan, the rights are not transferable. Rights may be exercised only by or through the eligible holder entitled to exercise such rights on the record date. Any independent transfer or attempted transfer of the rights will be null and void and the Debtors will not treat any purported transferee as the holder of any rights. Once the rights are exercised, such exercise will not be permitted to be revoked.

Procedures for Exercise

For those eligible holders owning shares of common stock in their own name:

(i)     Each such eligible holder that intends to exercise its rights shall designate such intention on its rights exercise form. In addition, any eligible holder that exercises all of its rights initially allocated to it may indicate on its rights exercise form how many additional shares of new common stock such eligible holder wishes to purchase if all of the rights in the respective rights offering are not initially subscribed for. Along with the exercise form, a participating holder shall also deliver full payment (including any amount in respect to the oversubscription option) for the subscription price to the subscription agent. If any eligible holder fails to deliver a duly completed rights exercise form (or full payment of the subscription price) so that such form and payment is actually received by the subscription agent on or before the expiration date, such eligible holder shall be deemed to have relinquished and waived its rights.

For those eligible holders owning shares of common stock through a nominee:

(i)     To exercise its rights, such holder must provide instructions to its bank, broker, or other nominee or its agent. The bank, broker, or other nominee or agent, in turn, must then convey the instruction through DTC’s Automated Subscription Offer Program (“ASOP”) on or before the expiration date. Full payment (including any amount in respect to the oversubscription option) for the subscription price will be made automatically through the ASOP system.

If the subscription agent for any reason does not receive a duly completed rights exercise form or equivalent instructions from DTC on or prior to the expiration date, and immediately available funds in an amount equal to the subscription price on or prior to the expiration date, or payment by DTC, then each such eligible participant shall be deemed to have relinquished and waived its right to participate in the rights offering. Each eligible holder intending to participate in the rights offering must affirmatively elect to exercise its rights by the expiration date.

Issuance of New Common Stock	If you properly exercise your rights, you will be deemed to own the shares immediately on the effective date of our Plan and the registration statement of which this prospectus is a part.

No Recommendation	Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights. You should make those decisions based upon your own assessment of your best interests.

Listing of Our New Common Stock	We anticipate that our new common stock will be listed on the under the symbol “ .”

Tax Consequences of Rights Offering	You generally should not recognize gain or loss on the receipt, exercise or lapse of your rights for U.S. federal income tax purposes. You should consult your own tax advisor regarding the proper treatment of the rights in your particular circumstances.

Subscription Agent	We have appointed Epiq Bankruptcy Solutions to act as the subscription agent for the rights offering.

Risk Factors	You should read “Risk Factors” beginning on page 13 before you exercise rights.

KEY DATES TO KEEP IN MIND

Record Date	, 2010.

Expiration Date	The rights expire, if not previously exercised, at 5:00 p.m. (EDT) on , 2010, unless the exercise period is extended by us. We currently do not intend to extend the exercise period. Any rights unexercised at the end of the exercise period will expire without any payment to the holders of those unexercised rights.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described below and those described in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and certain of our other filings with the SEC. In addition, those risks described below, elsewhere in this prospectus and in any document incorporated by reference herein are not the only ones we face. Such risks are considered to be the most material. However, there may be other risks and uncertainties not currently known to us or those that we view to be immaterial may become material and adversely affect our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Chapter 11 and Emergence from Bankruptcy

We may be subject to claims that were not discharged in the Chapter 11 cases, which could have a material adverse effect on our results of operations and profitability.

The Plan will only resolve claims against those of our subsidiaries that were parties to the Chapter 11 proceedings. In addition, certain material claims against the Debtors will not be resolved pursuant to the Plan and will remain with us after we emerge from Chapter 11. Furthermore, certain claims that should have been resolved pursuant to the Plan may not be discharged. Pursuant to the terms of the Plan, the provisions of the Plan constitute a good faith compromise of all claims, interests and controversies relating to the contractual, legal and subordination rights that a holder of a claim or an interest may have with respect to any allowed claim or interest, or any distribution to be made on account of such allowed claim or interest, with respect to the Debtors subject to the Chapter 11 proceedings. Circumstances in which claims and other obligations that arose prior to our Chapter 11 filings may not be discharged include, among other things, instances where a claimant had inadequate notice of the Chapter 11 filings. We anticipate that the largest claims which will not be resolved through the Chapter 11 proceedings will be our ongoing pension liabilities, liabilities for other post employment benefits, certain environmental liabilities for our owned and operated facilities and some off site locations and certain tort liabilities for injuries that are known to us or that do not manifest themselves until after we emerge from Chapter 11.

Our actual financial results may vary significantly from the projections filed with the Bankruptcy Court.

In connection with the disclosure statement and the hearing to consider confirmation of the Plan, we prepared projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and our ability to continue operations upon our emergence from the Chapter 11 cases. This information was not audited or reviewed by our independent public accountants. These projections were prepared for the purpose of the Chapter 11 cases and not for the purpose of this rights offering and have not been, and will not be, updated on an ongoing basis. These projections are not included in, or incorporated by reference into, this prospectus and should not be relied upon in connection with the exercise of rights. At the time they were prepared, the projections reflected numerous assumptions concerning our anticipated future performance and with respect to prevailing and anticipated market and economic conditions that were and remain beyond our control and that may not materialize. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections and/or valuation estimates may prove to be wrong in material respects. Actual results may vary significantly from those contemplated by the projections that were prepared in connection with the Disclosure Statement and the hearing to consider confirmation of the Plan. As a result, you should not consider or rely on such projections in deciding whether to exercise your rights.

Following our emergence from Chapter 11, our historical consolidated financial information included in this prospectus may not be comparable to financial information for future periods.

Following our emergence from Chapter 11, we will operate our existing businesses under a new capital structure, and we may have to adopt “fresh-start” accounting. If required, under fresh-start accounting, assets and liabilities will be recorded at fair value, based on values determined in connection with the implementation of our Plan. Certain reported assets do not yet give effect to the adjustments that would result from the adoption of fresh-start accounting and, as a result, would change materially. Accordingly, our balance sheet and results of operations from and after the date of our emergence from Chapter 11 may not be comparable to the balance sheet or results of operations reflected in our historical consolidated financial statements included elsewhere in this prospectus.

We have made certain assumptions regarding the effects of the application of fresh-start accounting, which may differ materially from the actual effect of the adoption of fresh-start accounting, if required.

In preparing the unaudited condensed consolidated pro forma financial information included in this prospectus, we have made certain assumptions regarding the application of fresh-start accounting to our historical consolidated financial information. For example, we have made certain assumptions regarding the reorganization value of our assets upon emergence and the fair values of identifiable assets and liabilities. In the event we are required to adopt fresh-start accounting, it is possible that the final reorganization value of our assets and the final fair value of our identifiable assets and liabilities will be different from the amounts used in the preparation of the unaudited condensed consolidated pro forma financial information contained in this prospectus. Therefore, actual amounts of identifiable assets and liabilities may differ from the amounts reflected in our unaudited condensed consolidated pro forma financial information. The fair value adjustment to plant, property and equipment together with intangibles may result in different depreciation and amortization expenses than reflected in the unaudited condensed consolidated pro forma financial information, although this amortization would have no impact on our cash flows. In addition, fair value adjustments of inventory upon the adoption of fresh-start accounting will increase our cost of goods sold, reducing profitability until that inventory is sold. As a result, our financial statements prepared after we emerge from Chapter 11 may be materially different from those set forth in this prospectus.

Our historical consolidated financial statements state that uncertainties related to our emergence from Chapter 11 protection raise substantial doubt about our ability to continue as a going concern.

This prospectus incorporated by reference our audited consolidated financial statements as of December 31, 2009, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2009 prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Our financial statements as of December 31, 2009 and 2008 state that uncertainties inherent in our Chapter 11 process and recurring losses from continuing operations raise substantial doubt about our ability to continue as a going concern. Although we believe that as of the date of our emergence from Chapter 11, the basis for the uncertainties relating to our ability to continue as a going concern will no longer exist, we cannot assure you that a similar disclosure will not be included in future financial statements.

Regardless of the foregoing, our historical consolidated financial statements have been prepared in accordance with GAAP applicable to a going concern, which assumes that we will be able to meet our obligations and continue our operations over a reasonable length of time. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should we be unable to continue as a going concern.

We cannot be certain that the Chapter 11 proceedings will not adversely affect our operations going forward.

We cannot assure you that our operations going forward will not be adversely affected by our Chapter 11 filing. Our Chapter 11 filing may impair our ability to successfully negotiate favorable terms from suppliers, hedging counterparties and others and to attract and retain customers, employees and managers. The failure to obtain such favorable terms and retain customers and employees could adversely affect our business, financial condition and results of operations. For example, the public disclosure of our liquidity constraints and the Chapter 11 cases has impaired our ability to maintain normal credit terms with certain of our suppliers. As a result, we have been required to pay cash in advance to certain vendors and have experienced restrictions on the availability of trade credit, which has further reduced our liquidity. If liquidity problems persist following our emergence from Chapter 11, our suppliers could refuse to provide key products and services.

Risks Related to Ownership of Our New Common Stock

The market price of our new common stock is subject to volatility.

The market price of our new common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operational results and cash flow, our and our competitors’ earnings, changes in financial estimates by securities analysts, trading volume, market conditions in the industry, the general state of the securities markets and the market for stocks of companies in our industry, governmental legislation or regulation and currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

A liquid trading market for our new common stock may not develop.

We intend to apply to list our new common stock on the New York Stock Exchange or other exchange. However, we may not be able to satisfy the requirements for listing our new common stock on the exchange. Even if we are able to list our new common stock on the New York Stock Exchange or other exchange, a liquid trading market for our new common stock may not develop or be sustained. The liquidity of the trading market for our new common stock will depend, among other things, upon the number of holders of our new common stock, our financial performance and the number of research analysts covering Chemtura, none of which can be determined or predicted with certainty.

Substantial sales of or trading in our new common stock could occur in connection with emergence from Chapter 11, which could cause our stock price to be adversely affected.

Shares distributed in connection with the Plan generally may be sold in the public markets immediately following our emergence from Chapter 11 or thereafter from time to time. Some of our creditors or other investors who receive shares of our new common stock in connection with the Plan may sell our shares shortly after emergence from Chapter 11 for any number of reasons. The sale of significant amounts of our new common stock or substantial trading in our new common stock or the perception in the market that substantial trading in our new common stock will occur may adversely affect the market price of our new common stock.

Certain holders of claims may acquire a substantial amount of our new common stock upon consummation of the Plan.

During our chapter 11 cases, there has been no limitation on the trading of claims. Accordingly, upon consummation of the Plan, certain holders of claims are likely to receive distributions of our new common stock representing a substantial amount of the outstanding shares of our new common stock. If holders of a significant number of shares of our new common stock were to act as a group, they could be in a position to control the outcome of actions requiring stockholder approval, including, among other things, election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of Chemtura and, consequently, impact the value of our new common stock. Furthermore, the possibility that one or more holders of a significant number of shares of our new common stock may sell all or a large portion of its shares of new common stock in a short period of time may adversely affect the trading prices of our new common stock.

Issuances under our Plan and future sales of our common stock will cause you to incur substantial dilution and may depress our stock price.

In connection with the consummation of the Plan, we anticipate the issuance of 100 million shares of new common stock, including approximately                      shares reserved for issuance in this rights offering. If the holders of Class 13a interest vote against the Plan or this rights offering is undersubscribed, all or a portion of shares reserved for issuance in this rights offering, as applicable, will be reallocated to creditors. In addition, in the future we may grant equity securities to our employees, consultants and directors under certain stock option and incentive plans. Furthermore, we may issue equity securities in connection with future investments or acquisitions. Such grants or issuances could constitute a substantial portion of our then-outstanding common stock. This will cause you to suffer potentially substantial dilution in your ownership of our common stock and may adversely affect the price of our common stock.

Provisions in Delaware law and our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company or changes in our management and therefore depress the trading price of our new common stock.

Our amended and restated certificate of incorporation and bylaws, which will be effective upon our emergence from bankruptcy, will contain provisions that could depress the trading price of our new common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that our stockholders may deem advantageous. We are subject to Section 203 of the Delaware General Corporation Law, which we refer to as the “DGCL,” which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay or prevent a change in control of our company. See “Description of Capital Stock—Anti-Takeover Effects of Provisions of the DGCL and Provisions to be Included In Our Amended and Restated Certificate of Incorporation and Bylaws.”

We do not expect to pay dividends on our new common stock for the foreseeable future.

The payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including, among other things, our operating results, financial condition, contractual restrictions, corporate law restrictions, capital agreements, the applicable laws of the State of Delaware and business prospects. Additionally, upon our emergence from Chapter 11, we will enter into an exit financing facilities consisting of some combination of bank loan and notes described in the Plan, which we refer to as the “Exit Financing Facilities.” The Exit Financing Facilities may impose certain restrictions on the payment of dividends.

We will have significant indebtedness upon our emergence from bankruptcy.

After our emergence from Chapter 11 we will have a significant amount of indebtedness. Subject to the limits contained in indebtedness upon emergence from Chapter 11, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, product developments, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, indebtedness upon emergence from Chapter 11 may contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all our debts.

Our operations may be restricted by the terms of our indebtedness upon emergence from Chapter 11.

Our indebtedness upon emergence from Chapter 11 may contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	incur liens;

•	restrict dividends, loans or asset transfers from our subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person;

•	enter into transactions with affiliates; and

•	enter into new lines of business.

In addition, the restrictive covenants in indebtedness upon emergence from Chapter 11 may require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet them. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

A breach of the covenants under the indebtedness upon emergence from Chapter 11 could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under indebtedness upon emergence from Chapter 11 could permit the lenders under a potential new credit facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under any secured indebtedness upon emergence from bankruptcy, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders accelerate the repayment of our borrowings, we cannot assure you that we and our subsidiaries would have sufficient assets to repay such indebtedness.

Risks Related to the rights offering

The exercise price was set by agreement among the company and representatives of its various stakeholder constituencies and is not necessarily an indication of our value or the market value of our new common stock that may be established in trading on a stock exchange.

The exercise price is the initial per share price for the new common stock being distributed to both creditors and equity interest holders under our Plan. The exercise price is $                     per share. This price was set by agreement among us and the representatives of our various stakeholder constituencies. This exercise price was not intended to bear any relationship to the historical or projected price of our common stock or our past operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, the exercise price should not be considered an indication of the actual value of Chemtura or of the market value our new common stock.

The price of our new common stock may decline.

We cannot assure you that the public trading market price of our new common stock will not decline below the exercise price after you elect to exercise your rights. If that occurs, you will have committed to buy shares at a price above the prevailing market price, and you will suffer an immediate unrealized loss on those shares as a result. Moreover, we cannot assure you that following the exercise of rights you will be able to sell your shares at a price equal to or greater than the exercise price.

The rights offering may be terminated under certain circumstances prior to the expiration of the offer period, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, if we abandon our Plan, decide not to continue with the rights offering or terminate the rights offering prior to the expiration of the offer period. Additionally, the rights offering is contingent upon the holders of Class 13a claims voting to approve the Plan. If the rights offering is terminated or not approved, all exercise payments, without interest, will be returned as soon as practicable.

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase new common stock in the rights offering must act promptly to ensure that all required rights exercise forms are actually received prior to the expiration of the rights offering and that all payments are actually received prior to the payment deadline in accordance with the Debtors’ rights offering procedures filed with the Bankruptcy Court. The time period to exercise rights is limited. If you or your broker fails to complete and sign the required rights exercise forms, sends an incorrect payment amount or otherwise fails to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, bank or other nominee holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

If you elect to exercise your rights, your proposed acquisition of new common stock may be subject to notification obligations under the Hart-Scott-Rodino Act of 1976.

If as a result of exercising your rights you would hold shares of our new common stock worth in excess of $63.4 million, your proposed acquisition may trigger notification obligations under the Hart-Scott-Rodino Act of 1976, or the HSR Act, and all waiting periods under the HSR Act will need to have expired or otherwise been terminated before we can satisfy your exercise of rights. There can be no guarantee that the Federal Trade Commission and U.S. Department of Justice will allow the waiting periods to expire or terminate. You should consider seeking advice of legal counsel to determine the applicability of the HSR Act to your rights.

USE OF PROCEEDS

Our proceeds from the rights offering are anticipated to be up to approximately $100 million. The proceeds will be used to partially fund distributions pursuant to the Plan.

DIVIDEND POLICY

Chemtura has not paid any dividends on its common stock since 2008. The Exit Financing Facilities that will remain outstanding following our emergence from Chapter 11 may impose certain restrictions on the payment of dividends. In addition to requiring a waiver or elimination of any such restrictions, the payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including, among other things, our operating results, financial condition, contractual restrictions, corporate law restrictions, capital agreements, the applicable laws of the State of Delaware and business prospects.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Our unaudited pro forma condensed consolidated balance sheet is presented as of March 31, 2010. Our unaudited pro forma statements of operations are presented for the three months ended March 31, 2010 and for the year ended December 31, 2009. We prepared the following unaudited pro forma condensed consolidated financial information by applying adjustments to our historical consolidated financial statements incorporated by reference elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information gives effect to the consummation of the Plan and related transactions, the entry into the new Exit Financing Facilities and the application of the net proceeds thereof and fresh-start accounting as if the emergence date had occurred on January 1, 2010 and 2009, respectively, for the unaudited pro forma consolidated statements of operations and on March 31, 2010 for the unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes incorporated by reference elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of what our financial position or results of operations would have been if the emergence date had actually occurred on March 31, 2010 for the unaudited pro forma condensed consolidated balance sheet or on January 1, 2010 and 2009, respectively, for the unaudited pro forma consolidated statements of operations, and is not necessarily indicative of our future financial position or results of operations. As a result of our anticipated emergence from bankruptcy and our potential adoption of fresh-start accounting, our historical consolidated financial information incorporated by reference elsewhere in this prospectus will not be comparable to financial information for periods following our emergence from the Chapter 11 proceedings. In addition, the amount of new stockholders’ equity in the unaudited pro forma condensed consolidated balance sheet is not an estimate of the market value of our common stock as of the emergence date or at any other time. We make no representations as to the market value, if any, of our common stock.

The following unaudited pro forma condensed consolidated financial information adjusts historical information for the effects of the following:

•	the Plan, which includes the effectiveness of the Plan and the debt restructuring transactions contemplated by the Plan (as further described below, the “—Recapitalization Adjustments”); and

•

the estimated adjustments required under fresh-start accounting pursuant to Accounting Standards Codification (“ASC”) 852-10-45, Reorganization—Other Presentation Matters (referred to as “Fresh-Start Adjustments” in the unaudited pro forma condensed consolidated financial information). It has not yet been determined if fresh-start accounting will be applicable.

Recapitalization Adjustments

The unaudited pro forma condensed consolidated financial information gives effect to the following adjustments, the Plan and the implementation of the transactions contemplated by the Plan. Although the Exit Financing Facilities are not a committed financing at this time, the incurrence of the Exit Financing Facilities is a condition for emergence from Chapter 11 and thereby for the rights offering to occur. These adjustments give effect to the terms of the Plan and certain underlying assumptions, which include, but are not limited to, the following:

•	the issuance of notes and borrowings under an Exit Financing Facilities, which will result in initial indebtedness of $750 million, bearing interest at a weighted average rate of 8.0% per annum;

•	the issuance of approximately million shares of common stock, at a purchase price of $ per share, in connection with the rights offering, for cash proceeds of $100 million;

•

the repayment of $300 million of liabilities under the senior secured super-priority debtor-in-possession credit facility, approved on an interim basis by order of the Bankruptcy Court on February 9, 2010, and by final order on February 18, 2010 with cash;

•	the settlement of liabilities subject to compromise through equity conversion, cash repayment or reinstatement (pass-through); and

•	the payment of professional fees related to the bankruptcy proceedings, the emergence process or the Exit Financing Facilities.

Fresh-Start Adjustments

The unaudited pro forma condensed consolidated financial information also gives effect to fresh-start adjustments relating to our preliminary estimate of the impact of the application of fresh-start accounting pursuant to GAAP. Under fresh-start accounting, reorganization value represents the fair value of the entity before considering debt and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization. It has not yet been determined if fresh-start accounting will be applicable upon emergence. We will be required to adopt fresh-start accounting only if the reorganization value of our assets immediately prior to emergence is less than our total liabilities. However, the pro forma information has been presented with adjustments to reconcile the carrying value of assets to an assumed enterprise value. The pro forma adjustments are based on the enterprise value for Chemtura, on a consolidated basis, upon which our Plan was prepared. The enterprise value is $2,050 million adjusted for cash and debt.

The reorganization value of our assets and the fair values of assets and liabilities on the unaudited pro forma condensed consolidated balance sheet are preliminary estimated values as of March 31, 2010 and have been made solely for purposes of developing the unaudited pro forma condensed consolidated financial information and are subject to further revisions and adjustments. If we are required to adopt fresh-start accounting, final valuations will be completed as of the emergence date and, to the extent such updates reflect valuations different than those used in the unaudited pro forma condensed consolidated financial information, there may be adjustments in the values of certain assets and liabilities, and related deferred taxes from those shown in the unaudited pro forma condensed consolidated balance sheet. To the extent actual valuations may differ from those used in preparing the unaudited pro forma condensed consolidated financial information, these differences will be reflected on our balance sheet upon emergence under fresh-start accounting. Any fair value adjustments to property, plant and equipment together with intangible assets may result in a change to depreciation and amortization expense compared to historical trends or that are shown in the unaudited pro forma condensed, consolidated financial information. In addition, any fair value adjustments to inventory will increase our cost of goods sold, reducing profitability until that inventory is sold. As such, the following unaudited pro forma condensed consolidated financial information is not intended to represent our actual post-emergence financial condition and results of operations, and any differences could be material.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2010 (UNAUDITED)

(dollars in millions)	Historical	Recapitalization Adjustments		Subtotal	Fresh-Start Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$159	$(156	)(a)	$3	$—		$3
Accounts receivable	521	—		521	—		521
Inventories	515	—		515	83	(k)	598
Other current assets	259	(29	)(b)	230	—		230
Assets of discontinued operations	85	—		85	—		85

Total current assets	1,539	(185)		1,354	83		1,437
Non-current assets:
Property, plant and equipment	713	—		713	189	(l)	902
Goodwill	231	—		231	(172	)(m)	59
Intangible assets, net	455	—		455	392	(n)	847
Other assets	174	26	(c)	200	19	(o)	219

Total assets	$3,112	$(159)		$2,953	$511		$3,464

Liabilities and stockholders (deficit) equity
Current liabilities:
Short-term borrowings	$301	$(300	)(d)	$1	$—		$1
Accounts payable	157	—		157	—		157
Accrued expenses	182	102	(e)	284	29	(p)	313
Income taxes payable	4	—		4	—		4
Liabilities of discontinued operations	36	—		36	—		36

Total current liabilities	680	(198)		482	29		511
Non-current liabilities:
Long-term debt	2	750	(f)	752	—		752
Pension and post-retirement health care liabilities	143	305	(g)	448	—		448
Other liabilities	190	—		190	210	(p)	400

Total liabilities not subject to compromise	1,015	857		1,872	239		2,111
Liabilities subject to compromise	2,104	(2,104	)(h)	—	—		—

Total liabilities	3,119	(1,247)		1,872	239		2,111
Total stockholders’ (deficit) equity	(7)	1,088	(i)	1,081	272	(j)	1,353

Total liabilities and stockholders’ (deficit) equity	$3,112	$(159)		$2,953	$511		$3,464

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 (UNAUDITED)

(dollars in millions)	Historical	Recapitalization		Subtotal	Fresh Start Adjustments		Pro Forma
Net Sales	$603	$—		$603	$—		$603
Cost of goods sold	469	—		469	—		469
Selling, general and administrative	76	—		76	—		76
Depreciation and amortization	49	—		49	(6	)(l),(n)	43
Research and development	9	—		9	—		9
Facility closures, severance and related costs	2	—		2	—		2
Changes in estimates related to expected allowable claims	122	(122	)(q)	—	—		—

Operating (loss) profit	(124)	122		(2)	6		4
Interest expense	(12)	(4	)(r)	(16)	—		(16)
Loss on early extinguishment of debt	(13)	13	(s)	—	—		—
Other (expense) income, net	(2)	—		(2)	—		(2)
Reorganization items, net	(21)	21	(t)	—	—		—

Loss from continuing operations before income taxes	(172)	152		(20)	6		(14)
Income tax provision	(5)	—	(u)	(5)	(2	)(u)	(7)

Loss from continuing operations	$(177)	$152		$(25)	$4		$(21)

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009 (UNAUDITED)

(dollars in millions)	Historical	Recapitalization		Subtotal	Fresh Start Adjustments		Pro Forma
Net Sales	$2,300	$—		$2,300	—		$2,300
Cost of goods sold	1,721	—		1,721	—		1,721
Selling, general and administrative	289	—		289	—		289
Depreciation and amortization	162	—		162	(28	)(l),(n)	134
Research and development	35	—		35	—		35
Facility closures, severance and related costs	3	—		3	—		3
Antitrust costs	10	—		10	—		10
Impairment of long-lived assets	39	—		39	—		39
Changes in estimates related to expected allowable claims	73	(73	)(q)	—	—		—

Operating (loss) profit	(32)	73		41	28		69
Interest expense	(70)	6	(r)	(64)	—		(64)
Other expense, net	(17)	—		(17)	—		(17)
Reorganization items, net	(97)	97	(t)	—	—		—

Loss from continuing operations before income taxes	(216)	176		(40)	28		(12)
Income tax provision	(10)	—	(u)	(10)	(10	)(u)	(20)

Loss from continuing operations	$(226)	$176		$(50)	$18		$(32)

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(a)	The impact on cash and cash equivalents to give effect to the transactions pursuant to the Plan is as follows:

Sources of Funds
Exit Financing Facilities	750
Proceeds from rights offering	100

Total sources	850

Uses of Funds
Amended and Restated Debtor in Possession Financing (“A&R DIP Facility”)	300
Payment of pre-petition claims	358
Professional fees	64
Administrative & priority claims	186
Exit financing fees	26
Pension contribution	72

Total uses	1,006

Net change in funds	(156)

(b)	To write-off the remaining deferred financing costs relating to the A&R DIP Facility ($5 million) and to set-off pre-paid assets against pre-petition liability settlements ($24 million).

(c)	To record the impacts of financing costs relating to emergence financing.

Exit Financing Facilities	21
Other financing costs	5

Total	26

(d)	To reflect the payment of the A&R DIP Facility.

(e)	To reflect the reclassification of current liabilities that were previously subject to compromise.

(f)	To reflect the issuance of new long-term debt under the Exit Financing Facilities.

(g)	To reflect the reclassification of defined benefit plan liabilities ($377 million) net of the impact of contributions required under the Plan ($72 million).

(h)	To record the disposition of liabilities subject to compromise.

Liabilities subject to compromise (“LSTC”)	2,104
Payments for settlement of claims	(358)
Payments for administrative and priority claims	(186)
Issuance of common shares for satisfaction of certain LSTC	(1,179)
Reclassified defined benefit plan liabilities to be passed through	(377)
Other reclassified liabilities to be passed through	(102)
Adjustments for expected allowed claims (interest and other)	98

Net settlement impact	—

(i)	To reflect the equity impacts of the reorganization adjustments and fresh-start valuation:

Assumed Enterprise Value	2,050
Less: Exit Financing Facilities and pass through debt	(753)
Plus: Cash used prior to rights offering	(97)
Less: non-controlling interest	(11)

Pre-Money Equity Value	1,189
Plus: Rights offering	100

Post-Money Equity Value	1,289
Less: Professional fees	(64)
Plus: Adjustments for expected allowed claims	(121)
Less: Write-off of A&R DIP Facility financing costs	(5)
Less: Equity value for equityholders	(11)

Total Plan effect adjustment	1,088

(j)	To adjust stockholders’ equity to value previously ascribed in the Disclosure Statement.

(k)	To adjust inventory to its fair value. Because of this adjustment, we expect cost of sales to increase by this amount over the period after emergence in which the inventory is sold (approximately three months). This cost has been excluded from the pro forma Consolidated Statements of Operations as this cost will not recur on an ongoing basis.

(l)	To adjust property, plant and equipment to its fair value. The estimated remaining useful lives of these assets will be adjusted and the estimated impact on post-emergence depreciation will be a $25 million reduction on an annual basis.

(m)	To eliminate existing goodwill and record excess reorganization value for amounts in excess of value allocated to identifiable assets.

(n)	To record identifiable intangible assets (other than goodwill) at their fair value. As a result of the adjustment, the estimated impact on post-emergence amortization will be a $3 million reduction on an annual basis.

(o)	To adjust investments in non-consolidated interests to their fair value.

(p)	Deferred tax liabilities related to fresh-start adjustments have been recorded at a 35% tax rate. Final fair value adjustments will be based upon detailed legal entity fair value allocations, which may result in a different effective tax rate if fresh-start accounting is applicable.

(q)	Represents the elimination of changes in estimates for claims filed against us as part of the Bankruptcy Proceedings as these charges will not recur on an ongoing basis.

(r)	To reflect interest expense and amortization of debt issuance costs on new debt and the elimination of interest expense and amortization of debt issuance costs on old debt.

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
New Debt:
Exit Financing Facilities (8% weighted average interest rate)	(15)	(60)
Amortization of deferred financing costs	(1)	(4)

	(16)	(64)
Eliminated Debt:
Interest expense	(12)	(70)

Total interest adjustment	(4)	6

(s)	Represents the elimination of the loss on early extinguishment of debt related to the A&R DIP Facility refinancing.

(t)	Represents the elimination of expenses and gains directly related to the bankruptcy proceedings (professional fees, contract rejection penalties, settlement gains).

(u)	No tax effects were assumed for recapitalization adjustments as these adjustments impact U.S. legal entities which are in a full valuation allowance position. Fresh-start adjustments impact U.S. and non-U.S. subsidiaries and a tax rate of 35% was assumed for these adjustments. Final fair value adjustments will be based upon detailed legal entity fair value allocations, which may result in a different effective tax rate if fresh-start accounting is applicable.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of the capital stock of Chemtura that will be in place immediately after the effective date of the Plan. This description also summarizes certain provisions of the DGCL.

Authorized Capital Stock

Chemtura is expected to have authority to issue a total of                      shares of capital stock, which we refer to as Chemtura capital stock, consisting of:

•	shares of new common stock, par value $0.01 per share; and

•	shares of preferred stock, par value $0.10 per share.

Outstanding Capital Stock

The following capital stock is expected to be issued and outstanding:

•	shares of new common stock; and

•	no shares of preferred stock.

Rights and Preferences of Chemtura Capital Stock

New Common Stock

Voting Rights

All shares of our new common stock have identical rights and privileges. The holders of shares of our new common stock are entitled to vote on all matters submitted to a vote of our stockholders on which the holders of common stock are entitle to vote. Subject to any rights that may be applicable to any then outstanding preferred stock, our common stock votes as a single class on all matters relating to the election of directors on our board of directors and as provided by law. Holders of our common stock will not have cumulative voting rights. Except in matters relating to the election or removal of directors on our board of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock.

Dividend Rights

Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock and contractual restrictions, holders of our new common stock are entitled to receive ratably dividends or other distributions when and if declared by Chemtura’s board of directors. Chemtura’s Exit Financing Facilities, which will be funded upon our emergence from bankruptcy may impose certain restrictions on the payment of dividends. In addition to requiring a waiver or elimination of any such restrictions, the payment of any future dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, corporate law restrictions, capital agreements, the applicable laws of the State of Delaware and business prospects. The ability of our board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of our preferred stock and the availability of sufficient funds under the DGCL to pay dividends. For a more complete description of the dividend rights of holders of shares of our preferred stock, see “—Blank Check Preferred Stock” below. For a more complete description of our dividend policy, see “Dividend Policy.”

Liquidation Preference

In the event of a liquidation, dissolution or winding up of Chemtura (outside of the Plan), after the payment in full of all amounts owed to our creditors and holders of any outstanding shares of our preferred stock, the remaining assets of Chemtura will be distributed ratably to the holders of shares of our new common stock. The rights, preferences and privileges of holders of shares of our new common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Chemtura may designate and issue in the future without stockholder approval.

Other Rights

Holders of our new common stock do not have pre-emptive, subscription, redemption or conversion rights.

5% Ownership Limitation

Our amended and restated certificate of incorporation may include certain restrictions of trading by certain five percent stockholders of our new common stock.

Blank Check Preferred Stock

Under the terms of the amended and restated certificate of incorporation, the Chemtura board of directors is authorized to issue from time to time, without stockholder approval, up to an aggregate of                      shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If Chemtura’s board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of Chemtura.

Anti-Takeover Effects of Provisions of the DGCL and Provisions to be Included in Our Amended and Restated Certificate of Incorporation and Bylaws

The DGCL contains, and our amended and restated certificate of incorporation and bylaws may contain, a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Chemtura. In addition, provisions of our amended and restated certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Section 203

We will be subject to Section 203 of the DGCL unless our amended and restated certificate of incorporation provides otherwise. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board or unless the business combination was approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Chemtura and, accordingly, may discourage attempts to acquire Chemtura.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our certificate of incorporation and bylaws, as amended and restated, may provide for the following, which, in each case, may have the effect of discouraging transactions that involve an actual or threatened change of control of Chemtura. When available you may obtain copies of our new amended and restated certificate of incorporation and our new amended and restated bylaws at http://www.kccllc.net/chemtura.

Removal of Directors; Vacancies

The amended and restated certificate of incorporation may provide that sitting directors of Chemtura may be removed only for cause and by an affirmative vote of 80% of our stockholders entitled to vote, and any vacancy occurring on the board may be filled only by a majority of the directors then in office, even though less than a quorum.

No Written Consent of Stockholders

Any action to be taken by our stockholders may be required to be effected at a duly called annual or special meeting and may not be effected by written consent.

Special Meetings of Stockholders

Special meetings of our stockholders may be called only by our board of directors or the chairman of our board of directors. Business to be transacted at a special meeting may be limited by the amended and restated bylaws to the purpose or purposes stated in the notice of the meeting.

Fair Price Provision

Our amended and restated certificate of incorporation may provide that, in addition to any affirmative vote required by law or other provisions of our amended and restated certificate of incorporation, the affirmative vote of the holders of at least 80% of our outstanding stockholders entitled to vote in the election of directors is required for the approval or authorization of certain business combination transactions with an interested stockholder or an affiliate of the interested stockholder (generally a person who is the beneficial owner of more than 10% of our then outstanding common stock, or is an affiliate and at anytime within the last two years was the beneficial owner of more than 10% of our then outstanding common stock). The 80% voting requirement, however, is not applicable if the proposed transaction is approved by a majority vote of the directors who are unaffiliated with the interested stockholder and were members of the board of directors prior to the time that the interested stockholder became an interested stockholder or if the transaction meets certain specified minimum price and procedural requirements.

Advance Notice Requirement

Stockholders must provide timely notice as specified in our amended and restated bylaws when seeking to:

•	bring business before an annual meeting of stockholders;

•	bring business before a special meeting of stockholders (if contemplated and permitted by the notice of a special meeting); or

•	nominate candidates for election at an annual or special meeting of stockholders.

To be timely, a stockholder’s notice must be received at our principal executive offices.

Super-majority Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote at an election of directors, voting together as a single class, is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. The amended and restated certificate of incorporation may provide that the following provisions, among others, in the amended and restated certificate of incorporation and amended and restated bylaws may be amended only by an affirmative vote of 80% of all of the outstanding shares of Chemtura’s capital stock then entitled to vote in the election of directors:

•	provisions governing number of directors removal of directors and filling vacancies on the board;

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested in the board of directors or the chairman of the board; and

•	the amendment provision requiring that the above provisions be amended only with an 80% super-majority vote.

In addition, subject to the foregoing, the amended and restated certificate of incorporation may grant the board of directors the authority to amend and repeal the bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the amended and restated certificate of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for Chemtura’s new common stock is expected to be Mellon Investor Services.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation is expected to limit the liability of directors to the fullest extent permitted by the DGCL. In addition, our amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of a director to Chemtura for monetary damages for breach of fiduciary duty as a director, except for except to the extent such exemption from liability is not permitted under the DGCL.

The limitation of liability and indemnification provisions to be included in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

THE RIGHTS OFFERING

Background of the rights offering

On March 18, 2009, the Debtors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The cases were consolidated for joint administration purposes only and were assigned a lead case number 09-11233(REG). Chemtura’s non-U.S. subsidiaries and certain U.S. subsidiaries were not included in the Chapter 11 filing.

On June 17, 2010, the Debtors filed the Plan and related disclosure statement with the Bankruptcy Court. On July 9, 2010 and July 20, 2010, the Debtors filed revised versions of the plan and disclosure statement with the Bankruptcy Court. The Bankruptcy Court approved the disclosure statement on                          , 2010. A hearing on confirmation of the Plan is scheduled for September 16, 2010.

Through the Plan, Chemtura intends to deleverage its balance sheet and improve liquidity, simplify its corporate structure, and reduce its environmental and other liabilities.

To effectuate Chemtura’s restructuring and emergence from bankruptcy as a viable company, the Plan provides for the treatment of claims of creditors and interests of equity holders. In developing the Plan, the Debtors engaged in good faith negotiations with the statutory committee of unsecured creditors (the “Creditors’ Committee”), the committee of equity security holders (the “Equity Committee”) and an ad hoc committee representing certain holders of the Debtors notes and unsecured lender claims (the “Ad Hoc Bondholders’ Committee”). In furtherance of the restructuring, Chemtura also proposes to raise new equity capital through the rights offering to be implemented under the Plan, as described herein and in the disclosure statement.

The Plan organizes claims against the Debtors’ into classes according to their relative priority and certain other criteria. For each class, the Plan describes (a) the underlying claim or interest, (b) the recovery available to the holders of claims or interests in that class under the Plan, (c) whether the class is “impaired” under the Plan, meaning that each holder will receive less than the full value on account of its claim or interest or that the rights of holders under law will be altered in some way (such as receiving stock instead of holding a claim) and (d) the form of consideration (e.g., cash, stock or a combination thereof), if any, that such holders will receive on account of their respective claims or interests. Distributions to creditors under the Plan generally will include a combination of common shares in the capital of the reorganized Company authorized pursuant to the Plan, cash, reinstatement or such other treatment as agreed between the Debtors and the applicable creditor. Certain creditors will be eligible to elect, when voting on the Plan, to receive their recovery in the form of the maximum available amount of cash or the maximum available amount of new common stock. Distributions, if any, under the Plan to holders of interests in us will include shares of new common stock and, potentially, cash, based on whether holders of interests in us vote to accept or reject the Plan.

The Plan provides that if holders of interests in us vote as a class to accept the Plan, they will receive their pro rata share (determined with respect to all holders of interests in us) of 5% of new common stock, plus the right to participate in this rights offering with a value of up to $100 million, if fully subscribed, at a price consistent with the total enterprise value of the reorganized Debtors under the Plan. If, however, holders of interests in us vote as a class to reject the Plan, they will receive their pro rata share of value available for distribution, if any, after all allowed claims have been paid in full and certain disputed claims reserves have been established in accordance with the terms of the Plan. All new common stock distributed under the Plan to holders of claims and, if applicable, interests, including new common stock distributed in connection with the rights offering, shall be subject to dilution by certain of our incentive plans.

Under the rights offering, Chemtura is not required to make distributions of fractional shares of new common stock. Therefore, only eligible holders owning the requisite number of shares of common stock will be entitled to participate in the offering. The Plan is subject to approval by the Bankruptcy Court in accordance with the bankruptcy code as well as various other conditions and contingencies, some of which are not within our control. We cannot provide any assurance that any plan of reorganization ultimately confirmed by the Bankruptcy Court will be consistent with the terms of the Plan. Although the Plan provides for our emergence from bankruptcy as a going concern, there can be no assurance that the Plan, or any other plan of reorganization, will be confirmed by the Bankruptcy Court or that any such plan will be implemented successfully.

The Rights Offering

Through the rights offering, eligible holders of at least                      shares of common stock will be entitled to purchase, on a pro rata basis, a portion of the                      shares of new common stock reserved for issuance in this rights offering for an exercise price of $                     per share. If any of the eligible holders do not subscribe for all of their pro rata allocation of the shares of new common stock for which they are entitled to subscribe, other eligible holders may elect to subscribe for the unsubscribed shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing holders may purchase will be reduced on a pro rata basis. In accordance with the settlement reached between Chemtura and its major stakeholders, all of the proceeds that Chemtura receives from the rights offering, which are expected to be up to approximately $100 million, will be used to partially fund distributions under the Plan. The registration statement of which this prospectus forms a part relates to the proposed sale of new common stock offered by Chemtura under the rights offering.

Rights Offering Procedures

Through the rights offering, eligible holders of at least                      shares of common stock will be entitled to purchase, on a pro rata basis, a portion of the                      shares of new common stock reserved for issuance in this rights offering for an exercise price of $                     per share. Each eligible holder’s pro rata share will be based upon the following equation:

Holder’s number of shares of common stock held as of the record date	X	Total number of shares of new common stock reserved for issuance in this rights offering Total number of shares of common stock as of the record date	=	Maximum number of initial rights (Round Down to the Nearest Whole Number)

Each eligible holder, that is a registered holder of common stock, will be sent a rights exercise form, which shall enable such eligible holder to elect to purchase new common stock. The rights exercise form shall contain instructions for the proper completion, due execution and timely delivery of the form to the subscription agent.

If any of the eligible holders do not subscribe for all of their allocation of the shares of new common stock for which they are entitled to subscribe, other eligible holders may elect to subscribe for the unsubscribed shares. If the total number of shares subscribed for in this oversubscription option exceeds the number of shares being offered, the number of shares that such oversubscribing holder may purchase will be reduced on a pro rata basis. No eligible holder, however, will be granted or allowed to exercise any right for fractional shares of new common stock.

Any reference to a particular eligible holder’s total exercise price shall mean the exercise price multiplied by the number of shares of new common stock such eligible holder elected to purchase.

Notwithstanding anything to the contrary, under no circumstances shall any holder of common stock that is not entitled to vote on the Plan be eligible to participate in this rights offering. Notwithstanding anything contained in the Plan to the contrary, in the event that Class 13a claimants vote to reject the Plan, under no circumstances shall any holder of shares of common stock have any rights to participate in the rights offering, all rights exercise forms received by the subscription agent shall be null and void and any payments received by the subscription agent will be refunded, without interest, to the eligible holders as soon as reasonably practicable after the effective date of the Plan.

Commencement/Expiration of the rights offering

The rights offering shall commence on the day upon which the rights exercise forms are mailed to eligible holders. The rights offering shall expire 5:00 p.m. (EDT) on                     , 2010, unless the exercise period is extended by us. We currently do not intend to extend the exercise period. Each eligible holder intending to participate in the rights offering must affirmatively elect to exercise its rights on or prior to the expiration date in accordance with the rights offering procedures.

As promptly as practicable, following the expiration date, Chemtura shall deliver, or cause to be delivered, to each eligible holder or, in the case of those eligible holders whose shares are held through a bank, broker or other nominee, DTC, that has sought to exercise rights, a written statement specifying rights that were validly and effectively exercised by such eligible holder.

Exercise of Rights

For those eligible holders owning shares of common stock in their own name:

•

Each such eligible holder that intends to exercise its rights shall designate such intention on its rights exercise form. In addition, any eligible holder that exercises all of its rights initially allocated to it may indicate on its rights exercise form how many additional shares of new common stock such eligible holder wishes to purchase if all of the rights in the rights offering are not initially subscribed for. Along with the exercise form, a participating holder shall also deliver full payment (including any amount in respect to the oversubscription option) for the subscription price to the subscription agent. If any eligible holder fails to deliver a duly completed rights exercise form (or full payment of the subscription price) so that such form and payment is actually received by the subscription agent on or before the expiration date, such eligible holder shall be deemed to have relinquished and waived its rights.

For those eligible holders owning shares of common stock through a nominee:

•

To exercise its rights, such holder must provide instructions to its bank, broker, or other nominee or its agent. The bank, broker, or other nominee or agent, in turn, must then convey the instruction through DTC’s ASOP on or before the expiration date. Full payment (including any amount in respect to the oversubscription option) for the subscription price will be made automatically through the ASOP system.

If the subscription agent for any reason does not receive a duly completed rights exercise form or equivalent instructions from DTC on or prior to the expiration date, and immediately available funds in an amount equal to the subscription price on or prior to the expiration date, or payment by DTC, then each such eligible participant shall be deemed to have relinquished and waived its right to participate in the rights offering. Each eligible holder intending to participate in the rights offering must affirmatively elect to exercise its rights by the expiration date.

To facilitate the exercise of rights for eligible holders that hold shares of common stock through a nominee, on the commencement date, the Debtors will deliver rights exercise forms to the record holders, including, without limitation, brokers, banks, dealers, or other agents or nominees (the “Subscription Nominees”). Each Subscription Nominee will be entitled to receive sufficient copies of the rights exercise form for distribution to the beneficial owners of the allowed interests for whom such Subscription Nominee holds such interests. The Subscription Nominees may use the rights exercise form provided or such other form as they may customarily use for the purpose of obtaining instructions with respect to the rights offering.

Disputes, Waivers and Extensions

Any and all disputes concerning the timeliness, viability, form and eligibility of any exercise of rights shall be addressed in good faith by the Debtors (in consultation with the Creditors’ Committee and the Ad Hoc Bondholders’ Committee), subject to a final and binding determination by the Bankruptcy Court. The Debtors (with the consent of the Creditors’ Committee and the Ad Hoc Bondholders’ Committee, which consent shall not be unreasonably withheld), subject to Bankruptcy Court approval, may seek to waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine in good faith to be appropriate, or reject the purported exercise of any rights. The Debtors (with the consent of the Creditors’ Committee and the Ad Hoc Bondholders’ Committee, which consent shall not be unreasonably withheld) reserve the right, but are under no obligation, to give notice to any eligible holder or nominee regarding any defect or irregularity in connection with any purported exercise of rights by such eligible holder and the Debtors (with the consent of the Creditors’ Committee and the Ad Hoc Bondholders’ Committee, which consent shall not be unreasonably withheld) may, but are under no obligation, permit such defect or irregularity to be cured within such time as they may determine in good faith, subject to Bankruptcy Court approval, to be appropriate; provided, however, that none of the Debtors, the Creditors’ Committee, the Ad Hoc Bondholders’ Committee or the subscription agent shall incur any liability for failure to give such notification.

The Debtors, with the approval of the Bankruptcy Court, and the Creditors’ Committee and/or the Equity Committee, may extend the duration of the rights offering or adopt additional detailed procedures to more efficiently administer the distribution and exercise of the rights.

Funds

The proceeds of the rights offering will be used to provide up to $100 million in cash (or such lesser amount of proceeds actually achieved, in the event of an under-subscription) funding to the reorganized Debtors to fund distributions pursuant to the Plan.

The payments made in accordance with the rights offering shall be deposited and held by Epiq Bankruptcy Solutions, as the subscription agent, in escrow pending the effective date in an account or accounts (a) which shall be separate and apart from the subscription agent’s general operating funds and any other funds subject to any lien or any cash collateral arrangements and (b) which segregated account or accounts will be maintained for the purpose of holding the money for administration of the rights offering until the effective date. The subscription agent shall not use the funds for any other purpose other than to release the funds as directed by the Debtors on the effective date of the rights offering and shall not encumber or permit the rights offering funds to be encumbered by any lien or similar encumbrance.

Issuance of New Common Stock

If an eligible holder properly exercises its rights pursuant to the terms of this rights offering procedures, such holder shall be deemed to own the shares of new common stock immediately on the effective date of the Plan and the registration statement of which this prospectus is a part.

Waiver

Each eligible holder that participates in the rights offering shall be deemed by virtue of such participation to have waived and released, to the fullest extent permitted under applicable law, all rights, claims or causes of action against the Debtors, the reorganized Debtors, and the subscription agent arising out of or related to the receipt, delivery, disbursements, calculations, transmission or segregation of cash, rights and shares of new common stock in connection with this rights offering.

Each eligible holder that participates in the rights offering shall be deemed by virtue of such participation, to have waived and released, to the fullest extent permitted under applicable law, all rights, claims or causes of action against the Debtors, the reorganized Debtors and the subscription agent and each of their subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners and representatives arising out of or related to the receipt, delivery, disbursements, calculations, transmission or segregation of cash, rights and shares of new common stock in connection with the rights offering.

Transfer Restriction; Revocation

Pursuant to the Plan, the rights are not transferable. Rights may be exercised only by or through the eligible holder entitled to exercise such rights as of the rights offering record date. Any independent transfer or attempted transfer of the rights will be null and void and the Debtors will not treat any purported transferee as the holder of any rights. Once the eligible holder has properly exercised its rights, such exercise will not be permitted to be revoked by such eligible holder.

Subsequent Adjustment of Additional Rights

If, as of the expiration date, eligible holders, in the aggregate, attempt to exercise more rights in the oversubscription option than are available for all eligible holders electing to exercise their oversubscription rights, then eligible holders will only be able to exercise their pro rata share of such oversubscription rights, and each properly exercising eligible holder shall have the oversubscription rights which it may exercise reduced on a pro rata basis. The difference between the price actually paid by such exercising eligible holder and the eligible holder’s exercise price for new common stock that such eligible holder is entitled to acquire after giving effect to the reduction, if any, shall be refunded, without interest, as soon as reasonably practicable after the expiration date.

Inquiries and Transmittal of Documents; Subscription Agent

The exercise instructions contained in the rights exercise form should be carefully read and strictly followed.

Questions relating to the rights offering should be directed to the subscription agent at the following phone number:

Epiq Bankruptcy Solutions

757 Third Avenue, 3rd Floor

New York, New York 10017

The risk of delivery of all documents and payments is on the eligible holders electing to exercise their rights, and not on the Debtors or the subscription agent. If mail is used, it is recommended that a reputable overnight courier or insured registered mail be used and that a sufficient number of days be allowed to ensure delivery to the subscription agent before the expiration date.

Rights Offering Conditioned Upon Confirmation of the Plan; Reservation of Rights

All exercises of rights are subject to and conditioned upon the confirmation of the Plan and the occurrence of the effective date of the Plan. Furthermore, the rights offering is conditioned upon holders of Class 13a interests voting to accept the Plan. Notwithstanding anything to the contrary, the Debtors (with the consent of the Creditors’ Committee and the Ad Hoc Bondholders’ Committee, which consent shall not be unreasonably withheld) and the reorganized Debtors reserve the right to modify the terms of the rights offering to comply with applicable laws, including the Securities Act.

SHARES OF NEW COMMON STOCK ISSUED IN THE

REORGANIZATION ELIGIBLE FOR FUTURE SALES

Because no shares of new common stock will be issued until the effectiveness of the Plan and the completion of the rights offering, prior to this offering, there has been no public market for our new common stock. We cannot assure you that a significant public market for Chemtura’s new common stock will develop or be sustained after this offering. Future sales of substantial amounts of our new common stock, including shares issued upon exercise of options or warrants, in the public market after this offering, or the perception that those sales could occur, could adversely affect the prevailing market price of our new common stock.

Upon the completion of the rights offering and after giving effect to the confirmation order and the Plan, assuming full subscription of the rights offering, there will be approximately                      shares of our new common stock outstanding. Except as set forth below, all shares of new common stock outstanding after this offering will be freely tradable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Unless otherwise registered under the Securities Act, sales of shares of our common stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144.

New Common Stock Issued in reliance on Section 1145 of the Bankruptcy Code

                     shares of our new common stock will be distributed, under the Plan, including                      shares of our new common stock reserved for issuance in this rights offering.

We will rely on section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of such new common stock outside the rights offering. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. In general, securities issued under section 1145 may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•

purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;

•	offers to buy those securities from the holders of the securities, if the offer to buy is:

•	with a view to distributing those securities; and

•	under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

•	is an issuer with respect to the securities, as the term “issuer” is defined in Section 2(a)(11) of the Securities Act.

To the extent that persons who receive new common stock are deemed to be “underwriters,” resales by those persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our new common stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act.

Stock Options and Other Stock Awards

The Plan contemplates the adoption of a new equity incentive plan under which shares of our new common stock, or options or other awards to purchase shares of our new common stock, can be issued to directors, management and other employees of ours. A total of                      shares of new common stock will be reserved for issuance under the management compensation plan.

We expect to file registration statements on Form S-8 covering all of the shares of common stock issuable or reserved for issuance under the new equity incentive plan. Upon filing of the Forms S-8 applicable to each stock plan, the shares will be freely tradable in the public market, subject to certain limitations applicable to affiliates.

PLAN OF DISTRIBUTION

We intend to distribute rights exercise forms and copies of this prospectus to holders of our common stock. Eligible holders owning at least                      shares of common stock as of                     , 2010 may be eligible to subscribe for shares of our new common stock at $                     per share.

We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the rights offering and, except as discussed above, no commissions, fees or discounts will be paid in connection with the rights offering. Certain of our officers and other employees may solicit responses from you, but those officers and other employees will not receive any commissions or compensation for their services other than their normal employment compensation.

We will pay all customary fees and expenses of the subscription agent and the information agent related to the rights offering, except for fees, applicable brokerage commissions, taxes and other expenses relating to the sale of rights by the subscription agent, all of which will be for the account of the transferor of the rights. We also have agreed to indemnify the subscription agent and the information agent from liabilities that they may incur in connection with the rights offering. All of the proceeds from the rights offering partially fund distributions pursuant to the Plan.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the certain U.S. federal income tax consequences of the receipt of the rights in the rights offering. This summary is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular recipients of rights in light of their individual investment circumstances or the U.S. federal come tax consequences to beneficial owners subject to special treatment under U.S. federal income tax laws such as banks and other financial institutions, governmental agencies, partnerships or other pass-through entities, regulated investment companies or real estate investment trusts, insurance companies, brokers, dealers in securities or foreign currency, traders that have elected mark-to-market accounting, tax-exempt organizations, certain former citizens or former long-term residents of the United States, persons subject to the alternative minimum tax, or non-U.S. persons, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax consequences, or any U.S. tax consequences other than U.S. federal income tax consequences.

No rulings or determinations of the IRS or any other taxing authority have been sought or obtained with respect to the tax consequences described herein, and the discussion below is not binding on the IRS or the courts. Accordingly, we cannot assure you that the IRS will not assert, or that a court will not sustain, a position different from any described herein.

This discussion is limited to U.S. holders who hold the property in respect of which they will receive rights, and who will hold the rights and the common stock into which the rights are exercisable, as a capital asset.

As used herein, the term “U.S. holder” means a recipient of rights that is, or is treated as, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Rights Offering

The distribution of the rights to holders of equity interests in Chemtura should be treated as a tax-free distribution under the Code. Such holder should not recognize gain or loss on the distribution. If you are an equity holder receiving rights under the Plan, you should consult your own tax advisor regarding the proper treatment of the rights in your particular circumstances.

Exercise or Lapse of the Rights

A holder generally will not recognize gain or loss upon the exercise of the right. A holder’s tax basis in the new common stock received upon exercise of a right will be equal to the sum of the holder’s tax basis in the right (if any) and the amount paid for the new common stock. A holder’s holding period in the new common stock received on exercise of a right will commence the day following its acquisition. Recipients of rights should consult their own tax advisors regarding the basis and holding period consequences of exercising a right.

On the lapse of a right, a holder generally would recognize a loss equal to its tax basis in the right (if any). In general, such gain or loss would be a capital gain or loss, and would be long-term gain or loss to the extent that such holder had held the existing equity interests in Chemtura for more than one year.

Information Reporting and Backup Withholding Tax

The receipt of consideration under the Plan may be subject to information reporting to the IRS and possibly to U.S. backup withholding tax. Backup withholding of taxes, currently at a rate of 28%, will apply to such payments if a holder fails to provide an accurate taxpayer identification number (certified on IRS Form W-9) or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is provided to the IRS.

LEGAL MATTERS

Kirkland & Ellis LLP, Chicago, Illinois, will pass upon the validity of the securities offered in this offering.

EXPERTS

The consolidated financial statements and financial statement schedule of Chemtura Corporation and subsidiaries (Debtor-in-Possession) as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein and in the registration statement on Form S-1 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2009 consolidated financial statements contains an explanatory paragraph that states Chemtura Corporation and 26 of its subsidiaries organized in the United States filed for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code and there are uncertainties inherent in the bankruptcy process. The Company also has suffered recurring losses from continuing operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

The audit report covering the December 31, 2009 consolidated financial statements also contains an explanatory paragraph which states that as discussed in Note 2 to Notes to Consolidated Financial Statements, the Company, due to the adoption of new accounting principles, in 2009, changed its method of accounting for fair value measurements for non-financial assets and liabilities, and non-controlling interest; in 2008, changed its method of accounting for fair value measurements for financial assets and liabilities; and in 2007, changed its method of accounting for uncertainty in income taxes.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the sale of the shares of our new common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our new common stock offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.chemtura.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Expenses payable by Chemtura in connection with the sale of the new common stock being registered are estimated as follows:

Amounts to be Paid
Securities and Exchange Commission Registration Fee		$7,130.00
Legal Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Printing and Delivery Expenses	$	*
Listing Fees	$	*
Transfer Agent Fees	$	*
Miscellaneous Expenses	$	*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation will provide that the directors of Chemtura shall not be personally liable to Chemtura or its stockholders for monetary damages for violations of their fiduciary duty, except (i) for any breach of the director’s fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain provisions permitted by Section 102(b)(7) of the DGCL.

Our amended and restated bylaws will provide for indemnification of the officers and directors of Chemtura to the fullest extent permitted by the DGCL.

The forgoing is only a general summary of certain aspects of Delaware law and the registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the registrant’s amended and restated certificate of incorporation and bylaws.

In addition, the Chemtura’s directors and officers are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules

All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.	that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

5.	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Middlebury, Connecticut on August 5, 2010.

CHEMTURA CORPORATION (DEBTOR-IN-POSSESSION) (Registrant)

By:	/S/ STEPHEN C. FORSYTH
Name:	Stephen C. Forsyth
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

The undersigned directors and officers of Chemtura Corporation hereby constitute and appoint Stephen C. Forsyth and Billie S. Flaherty, and each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact, each with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CRAIG A. ROGERSON Craig A. Rogerson	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2010.

/S/ STEPHEN C. FORSYTH Stephen C. Forsyth	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 5, 2010.

/S/ KEVIN V. MAHONEY Kevin V. Mahoney	Senior Vice President and Corporate Controller (Principal Accounting Officer)	August 5, 2010.

/S/ NIGEL D.T. ANDREWS Nigel D. T. Andrews	Director	August 5, 2010.

/S/ JAMES W. CROWNOVER James W. Crownover	Director	August 5, 2010.

/S/ MARTIN M. HALE Martin M. Hale	Director	August 5, 2010.

Signature	Title	Date

/S/ ROGER L. HEADRICK Roger L. Headrick	Lead Director	August 5, 2010.

/S/ BURTON M. JOYCE Burton M. Joyce	Director	August 5, 2010.

/S/ BRUCE F. WESSON Bruce F. Wesson	Director	August 5, 2010.

/S/ JOHN K. WULFF John K. Wulff	Director	August 5, 2010.

Exhibit Index

Exhibit No.	Description

3.1*	Form of Amended and Restated Certificate of Incorporation of Chemtura Corporation (the “Registrant”).

3.2*	Form of Bylaws of the Registrant.

4.1	Indenture, dated as of February 1, 1993, between Witco Corporation and The Chase Manhattan Bank, N.A. relating to $150 million of 6.875% debentures due 2026 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-K for the year ended December 31, 2008, as amended).

4.2	Indenture, dated as of July 16, 1999, between Great Lakes Chemical Corporation and The First National Bank of Chicago relating to $400 million of 7% notes due July 15, 2009 (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 10-K for the year ended December 31, 2008, as amended).

4.3	Rights Agreement, dated as of September 2, 1999, by and between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-A filed September 28, 1999).

4.4	Form of First Supplemental Indenture, dated February 1, 1996, by and among Witco Corporation, Chase Manhattan Bank, N.A., the Initial Trustee, and Fleet National Bank of Connecticut, the Note Trustee, relating to the 6 1/8% Notes due 2006 and 6 7/8% Notes due 2026 (incorporated by reference to Exhibit 4.4 to the Registrant’s Form 10-K for the year ended December 31, 2008, as amended).

4.5	Second Supplemental Indenture, dated as of August 5, 2004, between Crompton Corporation and U.S. Bank, National Association, to the 1993 Indenture (incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-4 Registration Number 333-119641, filed October 8, 2004).

4.6	Fourth Supplemental Indenture, dated as of July 1, 2005. to the Indenture dated as of February 1, 1993, among the Registrant, the Guarantors signatory thereto, Manufacturers and Traders Trust Company, as trustee, and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K filed July 1, 2005).

4.7	Indenture, dated as of August 16, 2004, among Crompton Corporation, the Guarantors listed on Schedule A thereto, Wells Fargo Bank, National Association, as trustee and Deutsche Bank Trust Company Americas as Note Custodian, Paying Agent and Registrar, relating to the Registrant’s 9 7/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-4 Registration Number 333-119641, filed October 8, 2004).

4.8	Indenture, dated as of August 16, 2004, among Crompton Corporation, the Guarantors listed on Schedule A thereto, Wells Fargo Bank, National Association, as trustee and Deutsche Bank Trust Company Americas as Note Custodian, Paying Agent and Registrar, relating to the Registrant’s Senior Floating Rate Notes due 2010 (incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement on Form S-4 Registration Number 333-119641, filed October 8, 2004).

4.9	Supplemental Indenture dated as of May 31, 2005, by and between Crompton Corporation and Wells Fargo Bank, National Association, as Trustee, relating to Crompton Corporation Senior Floating Rate Notes due 2010 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed June 1, 2005).

4.10	Supplemental Indenture dated as of May 31, 2005, by and between Crompton Corporation and Wells Fargo Bank, National Association, as Trustee, relating to Crompton Corporation 9 7/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed June 1, 2005).

4.11	Indenture dated as of April 24, 2006, by and among the Registrant as Issuer, the Guarantors named therein and Wells Fargo Bank, N.A., as Trustee relating to the Registrant’s 6.875% Notes due 2016 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the period ended March 31, 2006).

4.12	Supplemental Indenture, dated as of February 11, 2009, among GLCC LAUREL, LLC, BIOLAB COMPANY STORE, LLC and BIOLAB FRANCHISE COMPANY, LLC, each an indirect subsidiary of Registrant, and Wells Fargo Bank, N.A., as Trustee (incorporated by reference to Exhibit 10.61 to Registrant’s Form 10-K for the year ended December 31, 2008).

4.13	Supplemental Indenture, dated as of July 1, 2005, to the Indenture dated as of July 16, 1999, among Great Lakes Chemical Corporation, the Registrant, the Guarantors signatory thereto and J.P. Morgan Trust Company, National Association, as Trustee (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8-K filed July 1, 2005).

5.1*	Opinion of Kirkland & Ellis LLP

10.1	Supplement No. 1, dated as of March 26, 2004, to the Security Agreement dated as of December 21, 2001, among the Registrant, various subsidiaries of the Registrant, and Citicorp USA, Inc., as Collateral Agent (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-Q for the period ended March 31, 2004).

10.2	Credit Agreement, dated as of August 16, 2004, among Crompton Corporation, the Lenders from time to time party thereto, Deutsche Bank AG, Cayman Islands Branch, as Deposit Bank and Deutsche Bank AG New York Branch, as Administrative Agent (incorporated by reference to Exhibit 10.43 of the Company’s Registration Statement on Form S-4 Registration Number 333-119641, filed October 8, 2004).

10.3	Security Agreement, dated as of August 16, 2004, among Crompton Corporation, certain of its subsidiaries from time to time party thereto and Deutsche Bank AG New York Branch as Collateral Agent (incorporated by reference to Exhibit 10.47 of the Company’s Registration Statement on Form S-4 Registration Number 333-119641, filed October 8, 2004).

10.4	Pledge Agreement, dated as of August 16, 2004, among Crompton Corporation, certain of its subsidiaries from time to time party thereto and Deutsche Bank AG New York Branch, as Pledgee (incorporated by reference to Exhibit 10.48 of the Company’s Registration Statement on Form S-4 Registration Number 333-119641, filed October 8, 2004).

10.5	Subsidiaries Guaranty, dated as of August 16, 2004, among certain subsidiaries of Crompton Corporation and Deutsche Bank AG New York Branch, as Administrative Agent (incorporated by reference to Exhibit 10.49 of the Company’s Registration Statement on Form S-4 Registration Number 333-119641, filed October 8, 2004).

10.6+	Form of Supplemental Savings Plan, effective January 1, 2005, by and between the Registrant and various key management personnel (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed February 28, 2005).

10.7+	2005 Crompton Corporation Short-Term Incentive Plan, effective January 1, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed April 27, 2005).

10.8	Credit Agreement, dated as of July 1, 2005, among the Registrant, the Lenders listed therein, Citibank, N.A., as Agent, and Bank of America, N.A., as Syndication Agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed July 1, 2005).

10.9	Amendment No. 1 to the Credit Agreement by and among the Registrant, various lenders and Citibank, N.A., as Agent, dated as of December 12, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed December 15, 2005).

10.10	Amended and Restated Credit Agreement by and among the Registrant, various lenders and Citibank, N.A., as Agent, dated as of December 12, 2005 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed December 15, 2005).

10.11	Amendment No. 2, dated as of December 31, 2005, to the 2005 Credit Agreement by and among the Registrant, various lenders and Citibank N.A., as Agent, dated as of July 1, 2005, as amended and restated by Amendment No. 1 dated as of December 12, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed February 15, 2006).

10.12	Amendment No. 3, dated as of December 31, 2005, to the Credit Agreement by and among the Registrant, various lenders and Citibank N.A., as Agent, dated as of July 1, 2005, as amended and restated by Amendment No. 1 dated as of December 12, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed March 20, 2006.)

10.13+	Chemtura Corporation 2006 Long-Term Incentive Plan, effective April 27, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed April 27, 2006).

10.14	Form of Amendment No. 4 to the Credit Agreement by and among the Registrant, various lenders and Citibank, N.A., as Agent, dated as of May 9, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed May 26, 2006).

10.15+	Employment Agreement dated as of June 13, 2006, by and between the Registrant and Robert L. Wood (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed June 19, 2006).

10.16	Form of Amendment No. 5 to the Credit Agreement by and among the Registrant, various lenders and Citibank, N.A., as Agent, dated as of December 14, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed December 15, 2006).

10.17	Form of Amendment No. 6 to the Credit Agreement by and among the Registrant, various lenders and Citibank, N.A., as Agent, dated as of February 27, 2007 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed February 28, 2007).

10.18+	Employment of Stephen C. Forsyth was accompanied by a sign-on bonus, performance-based restricted stock, restricted stock grant, stock options, participation in the Management Incentive Plan, Key Executive and Key Employee Severance Plan, Supplemental Savings Plan, and the “Flexperq” Program (incorporated by reference to the Registrant’s Form 8-K filed April 9, 2007).

10.19+	2007-2009 Chemtura Corporation Long-Term Incentive Plan, effective March 28, 2007 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed March 29, 2006).

10.20+	Agreement dated November 28, 2007 by and between the Registrant and David G. Dickey, (incorporated by reference to Exhibit 10.84 to the Registrant’s Form 10-K for the year ended December 31, 2007).

10.21+	Separation Agreement and General Release dated January 21, 2008, by and between Gary P. Yeaw and the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K filed January 23, 2008).

10.22+	2008 Chemtura Corporation Management Incentive Program, effective February 28, 2008 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed March 3, 2008).

10.23+	2008-2010 Chemtura Corporation Long-Term Incentive Plan, effective February 28, 2008 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed March 3, 2008).

10.24+	The Board of Directors of the Registrant adopted a new compensation schedule (dated as of October 28, 2008) for non-employee members of the Board of Directors, (incorporated by reference to the Registrant’s Form 8-K filed October 31, 2008).

10.25	Amendment Number 1 to Receivables Purchase Agreement (dated as of May 31, 2007), (incorporated by reference to Exhibit 10.86 to the Registrant’s Form 10-Q for the period ended September 30, 2008).

10.26	Letter Agreement Regarding Receivables Purchase Agreement (dated as of May 31, 2007) (incorporated by reference to Exhibit 10.87 to the Registrant’s Form 10-Q for the period ended September 30, 2008).

10.27	Amendment Number 2 to Amended and Restated Receivables Purchase Agreement (dated as of June 28, 2007), (incorporated by reference to Exhibit 10.88 to the Registrant’s Form 10-Q for the period ended September 30, 2008).

10.28	First Amendment, dated as of May 31, 2007 to Fourth Amended and Restated Receivables Sale Agreement Dated as of September 28, 2006, (incorporated by reference to Exhibit 10.89 to the Registrant’s Form 10-Q for the period ended September 30, 2008).

10.29	Amendment No. 2 to Fourth Amended and Restated Receivables Sale Agreement (dated as of June 28, 2007), (incorporated by reference to Exhibit 10.90 to the Registrant’s Form 10-Q for the period ended September 30, 2008).

10.30	Third Amendment, dated as of August 31, 2007 to Fourth Amended and Restated Receivables Sale Agreement Dated as of September 28, 2006, (incorporated by reference to Exhibit 10.91 to the Registrant’s Form 10-Q for the period ended September 30, 2008).

10.31+	Employment Agreement dated as of December 8, 2008, by and between the Registrant and Craig A. Rogerson (incorporated by reference to Exhibit 10.86 to the Registrant’s Form 8-K filed December 9, 2008).

10.32+	Separation Agreement and General Release, dated as of December 8, 2008, by and between Mr. Robert L. Wood and the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K filed December 16, 2008).

10.33+	Separation Agreement and General Release dated January 19, 2009, by and between Lynn A. Schefsky and the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K filed February 5, 2009).

10.34	Sixth Amendment and Waiver Agreement, dated as of December 30, 2008, to the Fourth Amended and Restated Receivables Sale Agreement dated as of September 28, 2006, by and among Crompton & Knowles Receivables Corporation, as seller (“Seller”), Chemtura Corporation, as the initial collection agent, The Royal Bank of Scotland plc (as successor to ABN AMRO Bank N.V.), as agent, and various other banks and liquidity providers (incorporated by reference to Exhibit 10.1 to the Registrant’s December 30, 2008 Form 8-K/A filed January 2, 2009).

10.35	Form of Receivables Purchase Agreement, dated as of January 23, 2009, by and among Registrant, as Seller, Registrant as the Servicer, Citicorp USA, Inc., as Agent, Citigroup Global Markets Inc., as Arranger and The Royal Bank of Scotland Plc, as Syndication Agent (incorporated by reference to Exhibit 10.92 to the Registrant’s Form 8-K filed January 27, 2009).

10.36	Form of Receivables Sale Agreement, dated as of January 23, 2009, by and among Registrant, Great Lakes Chemical Corporation, GLCC Laurel, LLC, and BioLab, Inc. as Sellers, Chemtura Receivables LLC, as Buyer, Registrant as Buyer’s Servicer, and Citicorp USA, Inc., as Agent, (incorporated by reference to Exhibit 10.93 to the Registrant’s Form 8-K filed January 27, 2009).

10.37	Addendum, dated as of February 13, 2009, to Separation Agreement and General Release, dated as of December 8, 2008, by and between Mr. Robert L. Wood and the Registrant (Separation Agreement and General Release incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K filed December 16, 2008).

10.38	Amended and Restated Pledge Agreement from the pledgors referred to therein to Citibank, N.A., as agent, dated as of July 31, 2007 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed August 6, 2007).

10.39	Amendment No. 1, dated as of September 30, 2007, to the Amended and Restated Credit Agreement dated as of July 31, 2007, with its lenders (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed November 5, 2007).

10.40	Waiver and Amendment No. 2, dated as of December 30, 2008, to the Amended and Restated Credit Agreement dated July 31, 2007 (the “2007 Credit Agreement”) with Citibank, N.A., as agent, and the other lenders and agents party thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s December 30, 2008 Form 8-K/A filed January 2, 2009).

10.41	Second Amended and Restated Pledge and Security Agreement, dated as of December 30, 2008, among Chemtura Corporation, certain domestic subsidiaries of Chemtura Corporation, and Citibank, N.A., as agent (incorporated by reference to Exhibit 10.3 to the Registrant’s December 30, 2008 Form 8-K/A filed January 2, 2009).

10.42+	Chemtura Corporation Supplemental Savings Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed January 2, 2009).

10.43	Receivables Purchase Agreement dated as of January 23, 2009 (incorporated by reference to Exhibit 10.92 to the Registrant’s Form 8-K filed January 27, 2009).

10.44	Receivables Sales Agreement dated as of January 23, 2009 (incorporated by reference to Exhibit 10.93 to the Registrant’s Form 8-K filed January 27, 2009).

10.45	Separation Agreement and General Release, dated as of January 19, 2009, between Chemtura Corporation and Lynn A. Schefsky (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K filed February 5, 2009).

10.46+	2009 Chemtura Corporation Management Incentive Program (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed March 10, 2009).

10.47+	Chemtura Corporation Executive and Key Employee Severance Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed March 13, 2009).

10.48	Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of March 18, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the period ended March 31, 2009).

10.49	Amendment No. 1, dated as of April 29, 2009, to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of March 18, 2009 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q for the period ended March 31, 2009).

10.50	Letter Agreement, dated March 18, 2009, between the Company and Alvarez & Marsal North America, LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-Q for the period ended March 31, 2009).

10.51	Separation Agreement and General Release, dated as of July 1, 2009, between Chemtura Corporation and Robert Wedinger (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K filed July 9, 2009).

10.52	Amendment No. 2, dated as of July 13, 2009, to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of March 18, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed July 16, 2009).

10.53	2009 Chemtura Corporation Management Incentive Program (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the period ended June 30, 2009).

10.54	Share and Asset Purchase Agreement, dated December 23, 2009, among Chemtura Corporation, SK Atlas, LLC and SK Capital Partners II, LP (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed December 23, 2009).

10.55	Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of March 18, 2009, including Schedules and Exhibits (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the period ended September 30, 2009).

10.56	Amendment No. 3, dated as of January 15, 2010, to the Senior Secured Superpriority Debtor-in Possession Credit Agreement, dated as of March 18, 2009 (incorporated by reference to Exhibit 10.57 to the Registrant’s Form 10-K for the year ended December 31, 2009).

10.57	Share and Asset Purchase Agreement between Chemtura Corporation and SK Atlas, LLC and SK Capital Partners II, LLP, dated December 15, 2010 (incorporated by reference to Exhibit 10.58 to the Registrant’s Form 10-K for the year ended December 31, 2009).

10.58	Amended and Restated Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated February 3, 2010 (incorporated by reference to Exhibit 10.59 to the Registrant’s Form 10-K for the year ended December 31, 2009).

10.59	Share and Asset Purchase Agreement by and among Artek Aterian Holding Company, LLC, Aterian Investment Partners Distressed Opportunities, LP, Artek Surfin Chemicals Ltd. and Chemtura Corporation, dated February 23, 2010 (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed February 24, 2010).

10.60+	Crompton Corporation Directors Deferred Compensation Plan, as amended on January 30, 2001 (incorporated by reference to Exhibit 10.59 to the Registrant’s amended Form 10-K filed April 29, 2010).

10.61+	Great Lakes Chemical Corporation 1993 Employee Stock Compensation Plan (incorporated by reference to Exhibit 10.60 to the Registrant’s amended Form 10-K filed April 29, 2010).

10.62+	Great Lakes Chemical Corporation 1998 Stock Compensation Plan (incorporated by reference to Exhibit 10.61 to the Registrant’s amended Form 10-K filed April 29, 2010).

10.63+	Amended Crompton Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.21 to the Registrant’s Form 10-K for the year ended December 31, 2001).

10.64+	Crompton Corporation 2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.63 to the Registrant’s amended Form 10-K filed April 29, 2010).

10.65+	Great Lakes Chemical Corporation 2002 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.64 to the Registrant’s amended Form 10-K filed April 29, 2010).

10.66	Amendment No. 1 to the Amended and Restated Credit Agreement by and among Chemtura Corporation, the guarantors named therein and Citibank, N.A., dated July 27, 2010 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed July 26, 2010 (as amended July 28, 2010)).

18.1	Independent Registered Public Accounting Firm’s Preferability Letter concerning the change in the measurement date for the Company’s defined benefit and other post-retirement benefit plans from December 31 to November 30 (incorporated by reference to Exhibit 18 to the Registrant’s Form 10-K for the year ended December 31, 2005).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant’s Form 10-K for the year ended December 30, 2009).

23.1*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included in signature page)

99.1*	Form of Rights Offering Exercise Form for Registered Holders

+	This Exhibit is a compensatory plan, contract or arrangement in which one or more directors or executive officers of the Registrant participate.
*	To be filed by amendment.